ThermoEnergy Corporation

Amendment No. 1
to
Bridge Loan Agreement

Reference is made to that certain Bridge Loan Agreement (the “Agreement”) effective as of March 1, 2010 by and among ThermoEnergy Corporation, a Delaware corporation having its principal place of business in Little Rock, Arkansas (the “Borrower”) and the individual and entities named on Schedule I hereto  (collectively, the “Lenders”).

WHEREAS, pursuant to the Agreement, the Lenders agreed to make loans to the Borrower in the aggregate principal amount of $2,700,000 (the “Original Loans”); and

WHEREAS, Section 4.1 of the Agreement provides, in pertinent part, that from time to time on or before the “Third Tranche Closing Date” (as such term is defined in the Agreement), the Agreement may be amended by the Borrower, with the consent of Lenders holding at least 66⅔% of the principal amount of the then outstanding Notes (as such term is defined in the Agreement), to permit any Lender to increase the amount of his or its Commitment (as such term is defined in the Agreement); provided, however, that the aggregate amount of such additional Commitments may not exceed $2,000,000; and

WHEREAS, the Third Tranche Closing Date has not yet occurred; and

WHEREAS, the Borrower desires to borrow from certain of the Lenders, and such Lenders are willing to lend to the Borrower, an additional $2,000,000 (the “New Loans”) on substantially the same terms and conditions as governed the Original Loans;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement of Amendment, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Borrowers and the Lenders hereby agree that Schedule I to the Agreement shall be, and hereby is, amended and restated to read in its entirety as set forth on Schedule I attached hereto and agree, further, that the Note held by each Lender whose Commitment has been increased by this Agreement of Amendment shall be amended to reflect such increase.  In all other respects, the Agreement shall remain in full force and effect without amendment or alteration, except that, without the consent of Lenders holding at least 66⅔% of the principal amount of the then outstanding Notes, the aggregate amount of any Draw Down (as such term is defined in the Agreement) with respect to the New Loans during each of the months of July 2010, August 2010, September 2010 and October 2010 shall not exceed $500,000.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Amendment to be duly executed by their respective authorized signatories as of the 30th day of June 2010.

ThermoEnergy Corporation By: /s/ Cary Bullock	The Quercus Trust By: /s/ David Gelbaum
Empire Capital Partners, ltd By: Empire Capital Management, llc, its Investment Manager By: /s/ Peter Richards	Empire Capital Partners, lp By: Empire gp, llc, its General Partner By: /s/ Peter Richards
Empire Capital Partners Enhanced Master Fund, ltd By: Empire Capital Management, llc, its Investment Manager By: /s/ Peter Richards	/s/ Robert S. Trump Robert S. Trump
Focus Fund, l.p. By: /s/ J. Winder Hughes III

Schedule I

Lender	Commitment	3rd Tranche Participation Percentage	4th Tranche Participation Percentage
The Quercus Trust 1835 Newport Blvd. A109-PMC 467 Costa Mesa, CA 92627	$2,180,000	63.16%	0%
Robert S. Trump 89 10th Street Garden City, NY 11530	$1,220,000	15.79%	37.50%
Focus Fund L.P. P.O. Box 389 Ponte Vedra, FL 32004	$200,000	5.26%	12.50%
Empire Capital Partners, LP One Gorham Island, Suite 201 Westport, CT 06880	$366,666	5.26%	16.67%
Empire Capital Partners, Ltd One Gorham Island, Suite 201 Westport, CT 06880	$366,666	5.26%	16.67%
Empire Capital Partners Enhanced Master Fund, Ltd One Gorham Island, Suite 201 Westport, CT 06880	$366,666	5.26%	16.67%